UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report - December 17, 2003 (Date of earliest event reported)

QUESTAR GAS COMPANY (Exact name of registrant as specified in charter)

STATE OF UTAH (State of other jurisdiction of incorporation or organization)	1-935 Commission File No.)	87-0155877 (I.R.S. Employer Identification No.)

P. O. Box 45360, 180 East 100 South, Salt Lake City, Utah 84145-0360 (Address of principal executive offices)

Registrant's telephone number, including area code (801) 324-5555

Not Applicable (Former name or former address, if changed since last report)

Item 5. Other Events and Regulation FD Disclosure.

          On December 17, 2003, the Public Service Commission of Utah ("the PSCU") issued an order addressing jurisdictional and procedural issues arising from the Utah Supreme Court's adverse decision concerning certain processing costs incurred by Questar Gas Company ("Questar Gas" or "the Company"). See the Company's Current Report on Form 8-K dated August 1, 2003, and Form 10-Q Report for the quarter ending September 30, 2003, for a complete discussion of the case and its impact on Questar Gas. The PSCU, in its order, determined to proceed with deliberations in prior cases involved with these costs and to conclude whether Questar Gas has met its burden of demonstrating that it acted prudently to incur processing costs in order to enhance the heating value of natural gas volumes delivered to its customers.

          In its order, the PSCU characterized as "ambiguous dicta" language from its earlier order that was cited by the Utah Supreme Court relating to the prudence of the Company's actions. The PSCU also concluded that it has the responsibility to analyze the evidence concerning the prudence of Questar Gas's decision to address a safety problem by paying an affiliate to remove carbon dioxide from gas volumes and to then set rates based on the evidence. Finally, the PSCU set a scheduling conference on January 8, 2004, to determine the dates on which the Company and other parties are to file presentations with it.

          Pending the outcome of the regulatory proceedings, which will hopefully be completed in the first half of 2004, Questar Gas will continue to record a liability equal to the total amount of the processing costs recovered in rates plus interest.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.
QUESTAR GAS COMPANY (Registrant)
/s/ Alan K. Allred

December 19, 2003	Alan K. Allred